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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                   BANCOLOMBIA S.A.
--------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

          Republic of Colombia                                     N/A
----------------------------------------                   -------------------
(State of incorporation or organization)                    (I.R.S. employer
                                                           identification no.)
            Calle 50 No. 51-66
            Medellin, Colombia                                     N/A
 ----------------------------------------                    ---------------
 (Address of principal executive offices)                      (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                           Name of each exchange on
    to be so registered                           which
    -------------------                           each class is to be registered
                                                  ------------------------------
American Depositary Shares, each representing     New York Stock Exchange, Ps.
the right to receive four Preferred Shares,       Inc.
par value 500 per share

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates:
333-09478 (if applicable)

Securities to be registered pursuant to section 12(g) of the Act:


                                      None
--------------------------------------------------------------------------------
                                (Title of class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

I.  Description of Registrant's Securities to be Registered
    -------------------------------------------------------

                                Explanatory Note

On June 26, 1995, Colombian Industrial Bank filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement under the U.S. Securities Act of 1933 (the "Securities Act") on Form F-1 in connection with the initial public offering and listing of its ADRs. Colombian Industrial Bank also filed Form 8-As on July 7, 1995 and July 24, 1995 with the SEC to register its ADRs and underlying preferred shares under the U.S. Securities Exchange Act of 1934 (the "Exchange Act"). In conjunction with those filings, Colombian Industrial Bank was issued a CIK number, a Securities Act file number and a Exchange Act file number by the SEC. In 1998, Colombian Industrial Bank merged with another Colombian bank and changed its name to Bancolombia S.A. ("Bancolombia" or "BC"). On September 30 of that year, Bancolombia filed a registration statement under the Securities Act on Form F-3 to register additional ADRs and underlying preferred shares. At that time, Bancolombia was issued an additional CIK number and an additional Securities Act file number by the SEC. Based on discussions among Bancolombia and the SEC, it appears the issuance of an additional CIK number at that time was unnecessary. Since 1998, Bancolombia has made all but three of its filings with the SEC under its new CIK number and Securities Act file number (it did not receive a new Exchange Act file number). At the request of the SEC and in order to merge the filing histories of Colombian Industrial Bank and Bancolombia to the extent practicable under the EDGAR system, Bancolombia is filing this Form 8-A under its current CIK number to obtain a Exchange Act file number. It will then refile two 20-Fs that had previously been filed under the Colombian Industrial Bank Exchange Act file number under the new Bancolombia Exchange Act file number. The content of these 20-Fs is not being changed in any way (except for the inclusion of an initial explanatory paragraph describing the reasons for the refiling). All Bancolombia related filings dated prior to September 30, 1998 (which are all paper filings) may still be found under Colombian Industrial Bank's CIK number:
947331. Bancolombia intends to make all future filings under its current CIK number: 1071371.

Set forth below is certain information concerning the share capital of Bancolombia and a brief summary of the material provisions of BC's share capital, BC's by-laws and Colombian law and regulations with regard to BC's common shares (the "Common Shares") and preferred shares (the "Preferred Shares"). This description does not purport to be complete and is qualified in its entirety by reference to BC's by-laws and to Colombian law.

                                     General

BC has two classes of stock which have been approved for issuance from its authorized capital stock: (i) Common Shares and (ii) Preferred Shares (collectively, the "Shares"). Preferred Shares are non-voting (except as described below), cumulative participating preferred shares.

On December 31, 2004, there were 398,259,608 Common Shares outstanding, none of which were held of record by holders in the United States, and 178,435,787 Preferred Shares outstanding, of which 106,602,171 were directly held by record holders in the United States, represented by 26,650,543 American Depositary Shares ("ADSs") underlying American Depositary Receipts ("ADRs"). Because certain of the Preferred Shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities.

The Bolsa de Valores de Colombia (the "Colombian Stock Exchange") is the principal non-U.S. trading market for the Preferred Shares. As of December 31, 2004, the market capitalization for BC's Preferred Shares on the Colombian Stock Exchange was Ps 1,445,330 trillion. There are no official market makers or independent specialists in the Colombian Stock Exchange to assure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy will not be executed. The Colombian Stock Exchange is relatively volatile compared to major world markets. The aggregate equity market


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capitalization of the Colombian Stock Exchange as of December 31, 2004, was Ps
59,336,819 trillion, with 106 companies listed as of that date. A substantial portion of the trading on the Colombian Stock Exchanges consists of trading in debt securities.

Registration and Transfer

The Shares are evidenced by stock certificates in registered form without dividend coupons attached. BC maintains a stock registry for Shares and only those holders listed in that stock registry are recognized by BC as holders of Shares. The Bank of New York, which acts as depositary (the "Depositary") for BC's ADR facility, or the Depositary's nominee shall be the registered holder on behalf of beneficial owners of ADSs of the Preferred Shares, which shall be deposited with Fiducolombia S.A., as agent of the Depositary (the "Custodian"). Each registration or transfer of Preferred Shares will be effected only by entry on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith.

Voting Rights

Under BC's by-laws and Colombian corporate law, holders of Preferred Shares, and consequently holders of ADRs, have no voting rights in respect of Preferred Shares, other than the right to one vote per Preferred Share on the occurrence of following events:

     o In the event that changes in BC's by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into Common Shares is to be approved.

     o When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

     o When the preferred dividend has not been fully paid during two consecutive fiscal years. In this event, holders of such Preferred Shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them.

     o When the general shareholders' meeting orders the payment of dividends with issued shares of BC.

     o If at the end of a fiscal period, BC does not produce sufficient profits to pay the minimum dividend and the Superintendencia Bancaria (the "Superintendency of Banking"), by its own decision or upon petition of holders of at least ten percent (10%) of Preferred Shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from BC by BC's directors or officers, thus decreasing the profits to be distributed, the Superintendency of Banking may resolve that holders of Preferred Shares should participate with speaking and voting rights at the general shareholders' meeting, in accordance with the terms established by law.

     o When the register of shares at the Colombian Stock Exchange or at the Registro Nacional de Valores e Intermediarios (the "National Register of Securities") is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Holders of ADRs and Preferred Shares are not entitled to vote for the election of directors or to influence BC's management policies.

The holders of Preferred Shares will not be entitled to receive notice from BC of a general meeting of the holders of Common Shares unless they have the right to vote on any of the matters to be addressed at such


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meeting, as described above. Each holder of Preferred Shares shall have the right to vote individually on any of the matters on which the holders of Preferred Shares have voting rights.

In accordance with the by-laws of BC, notice of meetings at which holders of Preferred Shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Medellin, the city where BC is domiciled, as is the case for any other shareholders' meeting. BC will cause a notice of any meeting at which holders of Preferred Shares are entitled to vote to be mailed to each record holder of ADSs. Each such notice will include a statement setting forth (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of Preferred Shares are entitled to vote and (iii) instructions for the delivery of proxies.

General shareholders' meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders' meetings occur at least once a year during the three months after the end of the prior fiscal year. Extraordinary general shareholders' meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.

Quorum for both ordinary and extraordinary general shareholders' meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting is called at which the presence of two or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented. General meetings (whether ordinary or extraordinary) may be called by the Board of Directors, the President or the External Auditor of BC. In addition, two or more shareholders representing at least 20% of the outstanding shares have the right to request that a general shareholders' meeting be convened. Notice of ordinary general shareholders' meetings must be published in one newspaper of wide circulation at BC's principal place of business at least 15 business days prior to an ordinary general shareholders' meeting. Notice of extraordinary general shareholders' meetings, listing the matters to be addressed at such a meeting, must be published in one newspaper of wide circulation at BC's principal place of business at least five business days prior to an extraordinary general shareholders' meeting. To compute these days, neither the day of the notice nor the day of the meeting shall be counted.

The notice for extraordinary meetings shall be accompanied by an agenda describing the matters to be considered at that meeting.

Except when Colombian law or BC's by-laws require a special majority, action may be taken at a general shareholders' meeting by the vote of two or more shareholders representing a majority of Common Shares present. Pursuant to Colombian law and/or BC's by-laws, special majorities are required to adopt the following corporate actions:

     o a favorable vote of at least 70% of the Common Shares represented at a general shareholders' meeting is required to approve the issuance of stock without granting a preemptive right in respect of that stock in favor of the shareholders;

     o a favorable vote of at least 78% of the holders of Common Shares present to decide not to distribute at least 50% of the annual net profits of any given fiscal year in dividends, as otherwise required by Colombian law;

     o a favorable vote of at least 80% of the holders of shares present to approve the payment of a stock dividend; and

     o a favorable vote of at least 70% of the holders of Common Shares and of subscribed Preferred Shares to effect a decision to impair the conditions or rights established for such Preferred Shares, or a decision to convert those Preferred Shares into Common Shares.


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Adoption of certain of the above-mentioned corporate actions also requires the favorable vote of a majority of the Preferred Shares as specified by Colombian law and the by-laws. If the Superintendency of Banking determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly. Under these circumstances, BC will be obligated to comply in a timely manner.

Dividends

The holders of Common Shares, once they have approved the financial statements, determine the allocation of distributable profits, if any, for the preceding year.

Under the Colombian Commerce Code, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting losses from prior fiscal years, distribute at least 50% of its annual net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders determine the dividends. If the total amount segregated in all reserves of a company exceeds its outstanding capital, the percentage required to be distributed increases to 70%. The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company's common stock present at a general shareholders' meeting.

Under Colombian law and BC's by-laws, annual net profits are to be applied as follows:

     o first, an appropriation is made for the payment of taxes for the corresponding tax year;

     o second, an amount equivalent to 10% of net profits is set aside to build a legal reserve until that reserve is equal to at least 50% of BC's paid-in capital;

     o third, payment of the minimum dividend on the Preferred Shares is made; and

     o fourth, allocation of the balance of the net profits is determined by the holders of a majority of the Common Shares entitled to vote on the recommendation of the Board of Directors and President and may, subject to further reserves required by the by-laws, be distributed as dividends.

Holders of Preferred Shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one percent (1%) yearly of the subscription price of the Preferred Share, provided this dividend is higher than the dividend assigned to Common Shares, in which case, the dividend shall be increased to an amount that is equal to the per share dividend on the Common Shares. In accordance with Colombian law and BC's by-laws, the dividend received by holders of Common Shares may not be higher than the dividend paid to holders of Preferred Shares.

Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders' meeting and in the priority indicated by Colombian law.

The general shareholders' meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of BC's employees.

The dividend periods may be different from the periods covered by the general balance sheet. The general shareholders' meeting will determine such dividend periods, the effective date, the system and the place for payment of dividends.


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Dividends declared on the Preferred Shares will be payable to the record holders of those shares, as they appear on BC's stock registry, on the appropriate record dates as determined by the general shareholders' meeting.

Generally, any stock dividend payable to the holders of Preferred Shares by BC will be paid in Preferred Shares. However, the general shareholders' meeting may authorize the payment in Common Shares to all shareholders. Any stock dividend payable in Common Shares requires the approval of 80% or more of the shares present at a shareholders' meeting, including 80% or more of the outstanding Preferred Shares. In the event that none of the holders of Preferred Shares is present at such meeting, a stock dividend may be paid to the holders of Common Shares that approve such a payment.

Liquidation Rights

BC will be dissolved if certain events take place, including the following:

     o its term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;

     o losses cause the decrease of its shareholders' equity to below 50% of its outstanding capital stock;

     o    by decision of the general shareholders' meeting; and

     o in certain other events expressly provided by Colombian law and in the by-laws.

Upon dissolution, a trustee must be appointed by a general shareholders' meeting to wind up its affairs. In addition, the Superintendency of Banking has the power to take over the operations and assets of a commercial bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Estatuto Organico del Sistema Financiero Decree 663 of 1993.

Upon liquidation, holders of fully paid Preferred Shares will be entitled to receive out of the surplus assets available for distribution to shareholders, a liquidation distribution denominated in Colombian pesos ("pesos") of an amount equal to the subscription price of those Preferred Shares before any distribution or payment may be made to holders of Common Shares or any other shares at that time ranking junior to the Preferred Shares with regard to participation in BC's surplus assets. This payment to holders of the Preferred Shares will be distributed pari passu with any payment to holders of other shares ranking at that time pari passu with the Preferred Shares as regards participation in BC's surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of Preferred Shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro rata in accordance with the respective liquidation preference amounts payable to them.

Subject to the preferential liquidation rights of holders of Preferred Shares, all fully paid Common Shares will be entitled to participate equally in any distribution upon liquidation. Partially paid Common Shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of Common Shares of the initial subscription price of the Common Shares, the holders of shares of capital stock will be entitled to receive an amount per share equivalent to the difference between the initial subscription price paid on each of their respective shares and the highest subscription price paid, at any given time, in the issuance of any series or our Preferred Shares. Any surplus assets available after such a distribution is effected will be distributed among all holders of shares of capital stock pro rata in accordance with their respective holdings of shares.


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Preemptive Rights and Other Anti-dilution Provisions

Pursuant to the Colombian Commerce Code, BC is allowed to have an amount of outstanding capital stock smaller than the authorized capital stock set out in its by-laws. Under BC's by-laws, the holders of Common Shares determine the amount of authorized capital stock, and the Board of Directors has the power to
(a) order the issuance and regulate the terms of subscription of Common Shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated by the general shareholders' meeting. The issuance of Preferred Shares must always be first approved by the general shareholders' meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.

At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital. Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws. Pursuant to Decree 663, the Superintendency of Banking may order a commercial bank to increase its outstanding capital stock under certain special circumstances.

BC's by-laws and Colombian law require that, whenever BC issues new shares of any outstanding class, it must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of the aggregate capital stock of BC. These rights are called preemptive rights.

The general shareholders' meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the shares represented at the meeting. Preemptive rights must be exercised within the period stated in the share placement terms, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

The Superintendency of Banking will authorize decreases in the outstanding capital stock decided by the holders of Common Shares only if:

     o    BC has no liabilities;

     o    BC's creditors consent in writing; or

     o the outstanding capital stock remaining after the reduction represents at least twice the amount of BC's liabilities.

U.S. holders of ADRs may not be able to exercise their preemptive rights through the Depositary unless a registration statement under the Securities Act is effective with respect to such rights and stocks or an exemption from the registration requirement thereunder is available. Although BC is not obligated to, it intends to consider at the time of any rights offering the costs and potential liabilities associated with any such registration statement, the benefits to BC from enabling the holders of the ADRs to exercise those rights and any other factors deemed appropriate at the time, and will then make a decision as to whether to file a registration statement. Accordingly, no assurance can be given that any such registration statement will be filed.

To the extent holders of ADRs are unable to exercise these rights because a registration statement has not been filed and no exemption from the registration requirement under the Securities Act is available, the Depositary may attempt to sell the holders' preemptive rights and distribute the net proceeds from that sale, if any, to such holders. The Depositary, after consulting with BC, will have discretion as to the procedure for making preemptive rights available to the holders of ADRs, disposing of such rights and making any proceeds available to such holders. If by the terms of any rights offering or for any other reason the Depositary is unable or chooses not to make those rights available to any holder of ADRs, and if it is


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unable or for any reason chooses not to sell those rights, the Depositary may allow the rights to lapse. Whenever the rights are sold or lapse, the equity interests of the holders of ADRs will be proportionately diluted.


Other Provisions

Limits on Purchases and Sales of Capital Stock by Related Parties

Pursuant to the Commerce Code, the members of the Board of Directors and certain principal executive officers of BC may not, directly or indirectly, buy or sell shares of BC's capital stock while they hold their positions, unless they obtain the prior approval of the Board passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director's vote).

No Redemption by BC

Colombian law prohibits BC from repurchasing shares of its capital stock, including the Preferred Shares.

                   Description of American Depositary Receipts

ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement, dated as of July 25, 1995, entered into by BC, the Depositary and the owners and beneficial owners from time to time of ADRs (the "Deposit Agreement"), pursuant to which the ADSs are issued. Copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary (the "Corporate Trust Office"), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the Custodian, currently located at Carrera 43A, No. 11A-44, Medellin, Colombia or Calle 30A No. 6-38, Bogota, Colombia. The Depositary's principal executive office is located at One Wall Street, New York, New York 10286.

The following is a summary of material provisions of the Deposit Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADR which has been included as an exhibit hereto. Terms used herein and not otherwise defined will have the meanings set forth in the Deposit Agreement.

ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents four Preferred Shares or evidences the right to receive four Preferred Shares (together with any additional shares of Preferred Shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement, the "Deposited Securities"). Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and BC as owners.

Restrictions Regarding Foreign Investment in Colombia

The following includes a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.

Colombia's International Investment Statute, Decree 2080 of 2000, amended by Decree 1844 of 2003 (the "International Investment Statute") regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the "Central Bank") and specifies procedures to authorize and administer certain types of foreign investments. Decree 1844 modified Decree 2080 of 2000, simplifying the procedures for foreign investors to register their investment in Colombia with the Central Bank. International investments are regulated by


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the Central Bank by means of External Resolution 8 of 2000 and External Circular
DCIN 83 of December 2004, setting forth in detail certain procedures regarding registration of foreign investment in Colombia.

Investors who wish to participate in BC's ADR facility and hold ADRs of BC will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls restricting the conversion of pesos into U.S. dollars. Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures. See "Description of American Depositary Receipts --Deposit, Transfer and Withdrawal." Under the foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine. See "Taxation--Colombian Tax Considerations".

Approval was obtained from the Superintendencia de Valores (the "Superintendency of Securities") for the depositary facility established for the ADSs pursuant to the Deposit Agreement (and the agreement between the Depositary and the Custodian referenced therein) as an institutional fund pursuant to the International Investment Statute. The Superintendency of Securities authorized the initial and subsequent deposits of Preferred Shares with the Custodian for the purpose of issuing ADSs, as described below, as a permitted means of foreign investment under the foreign investment regulations. Under such law, the Custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the Superintendency of Securities.

Deposit, Transfer and Withdrawal

The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of Preferred Shares (or evidence of rights to receive Preferred Shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such Preferred Shares with the Depositary. Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the Depositary's Corporate Trust Office. Each deposit must be accompanied by a written notice describing the price paid for the Preferred Shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the Custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.

No individual or corporation may hold 10% or more of a Colombian financial institution's capital stock without the prior authorization of the Superintendency of Banking. According to Article 1.2.5.6 of Resolution 400 of 1995 of the Superintendency of Securities, as amended, any entity or group of entities ultimately representing the same beneficial owner, directly or through one or more intermediaries, may only become the beneficial owner of more than 10% of the outstanding common stock of a company that is publicly traded in Colombia by making a tender offer directed at all holders of the common stock of that company, following the procedures established by the Superintendency of Securities. Additionally, any beneficial owner of more than 10% of the outstanding common stock of a company who wants to acquire additional common stock of the company representing more than 5% of the company's outstanding common stock may only do so by making a tender offer directed at all holders of the company's common stock, following the procedures established by the Superintendency of Securities. These requirements need not be met if the purchase is approved by 100% of the holders of the outstanding capital stock of the company, or if the purchaser acquires the percentages indicated above through a public stock auction made on the Colombian Stock Exchange. Any transaction involving the sale of publicly-traded stock of any Colombian company, including any sale of our Preferred Shares (but not a sale of ADRs) for the peso-


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equivalent of 66,000 Unidades de Valor Real ("UVRs")(1) or more must be effected through the Colombian Stock Exchange. Neither we nor the Depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.

Upon surrender at the Corporate Trust Office of the Depositary of an ADR for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the Depositary for the surrender of ADRs, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner. Any non-resident owner or beneficial owner requesting withdrawals of Preferred Shares or other Deposited Securities against delivery of ADRs must deliver to the Depositary a written notice specifying either that those Preferred Shares or other Deposited Securities:

     o have been or are to be sold in Colombia simultaneously with such withdrawal of the Preferred Shares or other Deposited Securities; or

     o are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.

Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of Preferred Shares (or other Deposited Securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A non-resident owner or beneficial owner who withdraws Preferred Shares or other Deposited Securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such Preferred Shares or other Deposited Securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the three authorized forms of foreign investment in securities of Colombian issuers described above:

     o    direct investment;

     o    investment through an institutional fund; or

     o    investment through an individual fund.

Such owner, beneficial owner or third party may be required to register its foreign capital investment in the Preferred Shares (i.e., the purchase price of Preferred Shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the Deposit Agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used. Foreign investment in Colombia does not require previous authorization, except



-------------
(1) The UVR is an inflation-adjusted monetary index generally used for pricing home-mortgage loans. As of June 10, 2005, the UVR was equivalent to 151 pesos, the equivalent of 0,0639 U.S. dollars as of that date.

where specific regulation has been established, as in the financial sector regulations detailed in this section. However, the creation of a foreign investment fund, whether individual or institutional, will require the previous authorization of the Superintendency of Securities.

Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of Preferred Shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal.

None of BC, the Depositary or the Custodian will have any liability or responsibility whatsoever under the Deposit Agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of Preferred Shares or other Deposited Securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be. In addition, the Deposit Agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange transactions to the Custodian or the Central Bank in connection with deposits or withdrawals of Preferred Shares or other Deposited Securities.

Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, unless requested by BC to cease doing so, the Depositary may deliver ADRs prior to the receipt of Preferred Shares (a "pre-release") and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the Depositary knows that any ADR has been pre-released. The Depositary may receive ADRs in lieu of Preferred Shares in satisfaction of a pre-release. Each pre-release must be:

     o preceded or accompanied by a written representation from the person to whom the ADRs or Preferred Shares are to be delivered that such person, or its customer, beneficially owns the Preferred Shares or ADRs to be remitted, as the case may be;

     o at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate;

     o terminable by the Depositary on not more than five business days' notice; and

     o subject to such further indemnities and credit regulations as the Depositary deems appropriate.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the Depositary is required, as promptly as practicable:

     o to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos ("Foreign Currency"), that it receives in respect of the deposited Preferred Shares; and

     o to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such Deposited Securities evidenced by ADRs held by them, respectively.

If the Depositary determines that in its judgment any Foreign Currency received by the Depositary or the Custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the Foreign Currency received by the Depositary or the Custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.

If BC declares a dividend in, or free distribution of, Preferred Shares, the Depositary may, and will if BC requests, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of Preferred Shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Preferred Shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary. The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from BC that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the amount of Preferred Shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional Preferred Shares distributed upon the Deposited Securities represented thereby.

If BC offers or causes to be offered to the holders of any Deposited Securities any rights to subscribe for additional Preferred Shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the Depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the Depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the Depositary will make such rights available to such owner upon written notice from BC to the Depositary that

     o BC has elected in its sole discretion to permit such rights to be exercised; and

     o such owner has executed such documents as BC has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such owner to exercise such rights, upon payment by such owner to the Depositary for the account of such owner of an amount equal to the purchase price of the Preferred Shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary will, on behalf of such owner, exercise the rights and purchase the Preferred Shares, and BC shall cause the Preferred Shares so purchased to be delivered to the Depositary on behalf of such owner. As agent for such owner, the Depositary will cause the Preferred Shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the Deposit Agreement.

The Depositary will not offer rights to owners having an address in the United States unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of BC to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for BC upon which the Depositary may rely that such distribution to such owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

Although Colombian law permits preemptive rights to be transferred separately from the Preferred Shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the Depositary would realize upon disposal of rights.

Whenever the Depositary receives any distribution other than cash, Preferred Shares or rights in respect of the Deposited Securities, the Depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that BC or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary) will be distributed by the Depositary to the owners entitled thereto as in the case of a distribution received in cash.

If the Depositary determines that any distribution of property (including Preferred Shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

Changes Affecting Deposited Preferred Shares

Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting BC or to which it is a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, and will, if BC so requests, execute and deliver additional ADRs as in the case of a distribution in Preferred Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Record Dates

Whenever:

     o any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;

     o    rights shall be issued with respect to the deposited securities;

     o for any reason the Depositary causes a change in the number of Preferred Shares that are represented by each ADS;

     o the Depositary shall receive notice of any meeting of holders of Preferred Shares or other deposited securities; or

     o    the Depositary shall find it necessary or convenient,

the Depositary will fix a record date, which shall be the same as the record date, set for the Deposited Securities or as close thereto as practicable

     o for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or

     o on or after which each ADS will represent the changed number of Preferred Shares, all subject to the provisions of the Deposit Agreement.

Voting of Deposited Securities

Holders of Preferred Shares have very limited voting rights. See "Description of Share Capital--Voting Rights". In the event holders of Preferred Shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of Preferred Shares or other Deposited Securities, if requested in writing by BC, the Depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the Depositary, containing

     o the information included in such notice of meeting received by the Depositary from BC;

     o a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of the by-laws of BC, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Preferred Shares or other Deposited Securities represented by their respective ADSs; and

     o    a statement as to the manner in which such instructions may be given.

Upon the written request of an owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Preferred Shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Preferred Shares or other deposited securities other than in accordance with such instructions. If the Depositary does not receive instructions from the owner on or before the date established by the Depositary for such purpose, the Depositary shall take such action as is necessary, upon the request of BC, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying Preferred Shares to be counted for purposes of satisfying applicable quorum requirements.

There can be no assurance that the owners generally or any owner in particular will receive the notice described in this paragraph sufficiently prior to the date established by the Depositary for the receipt of instructions to ensure that the Depositary will in fact receive such instructions on or before such date.

Reports and Other Communications

The Depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from BC, which are both:

     o received by the Depositary as the holder of the Preferred Shares or other deposited securities; and

     o made generally available to the holders of such Preferred Shares or other Deposited Securities by BC. The Depositary will also send to the owners copies of such reports and communications furnished by BC pursuant to the Deposit Agreement. Any such reports and communications including any proxy soliciting material furnished to the Depositary by BC will be furnished in English when so required pursuant to any regulations of the SEC.

Amendment and Termination of the Deposit Agreement

The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between BC and the Depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs. Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the Preferred Shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.

The Depositary will at any time at the direction of BC terminate the Deposit Agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to BC and the owners of all ADRs outstanding if, at any time after 90 days have expired after the Depositary will have delivered to BC a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the Deposit Agreement. If any ADRs remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying Preferred Shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the Depositary for the surrender of an ADR and other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the Depositary with respect to such proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the Deposit Agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

Charges of Depositary

The Depositary will charge any party depositing or withdrawing Preferred Shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by BC or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement) where applicable:

     o    taxes and other governmental charges,

     o such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the Issuer or Foreign Registrar and applicable to transfers of ADSs to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals,

     o such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement,

     o such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to the Deposit Agreement,

     o a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the Deposit Agreement, and the surrender of ADRs pursuant to the Deposit Agreement,

     o a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the Deposit Agreement, and

     o a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the Depositary to owners.

The Depositary, pursuant to the Deposit Agreement, may own and deal in any class of securities of BC and its affiliates and in ADRs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any ADR of any Deposited Securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable to the owner or beneficial owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.

General

Neither the Depositary nor BC nor any of their respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the by-laws of BC, or by reason of any provision of any securities issued or distributed by BC, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or BC or any of their respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the deposited securities it is provided will be done or performed; nor will the Depositary or BC incur any liability to any owner or beneficial owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to owners, and the Depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the Depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.

Neither BC nor the Depositary assumes any obligation, nor will BC or the Depositary be subject to any liability under the Deposit Agreement to owners or beneficial owners of ADRs, except that BC and the Depositary agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.

The ADRs are transferable on the books of the Depositary, provided, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the written request of BC. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the Depositary, the Custodian or the Registrar may require payment from the person representing the ADR or the depositor of the Preferred Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Preferred Shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, Preferred Shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary or BC are closed or if any such action is deemed necessary or advisable by the Depositary or BC, at any time or from time to time.

The Depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than the business of BC or a matter related to the Deposit Agreement or the ADRs.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

Pursuant to the by-laws, any dispute arising out of such by-laws between BC and the Depositary, as holder of record of the Preferred Shares, that is susceptible to being settled privately under Colombian law must be settled through arbitration. See "Enforcement of Liabilities" and "Description of Share Capital--Other--Provisions--Arbitration".

                                    Taxation

Material United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of owning Preferred Shares or ADSs. It applies to you only if you hold your Preferred Shares or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

     o    a dealer in securities,

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     o    a tax-exempt organization,

     o    a life insurance company,

     o    a person liable for alternative minimum tax,

     o a person that actually or constructively owns 10% or more of the voting stock of the Company,

     o a person that holds Preferred Shares or ADSs as part of a straddle or a hedging or conversion transaction, or

     o    a person whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and Colombia. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

You are a U.S. holder if you are a beneficial owner of Preferred Shares or ADSs and you are:

     o    a citizen or resident of the United States,

     o    a domestic corporation,

     o an estate whose income is subject to United States federal income tax regardless of its source, or


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

     o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A "non-U.S. holder" is a beneficial owner of Preferred Shares or ADSs that is not a United States person for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local and the Colombian and other tax consequences of owning and disposing of Preferred Shares and ADSs in your particular circumstances. In particular, you should confirm your status as an eligible U.S. holder with your advisor and should discuss any possible consequences of failing to qualify as an eligible U.S. Holder.

This discussion addresses only United States income taxation.

In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the Preferred Shares represented by those ADSs. Exchanges of Preferred Shares for ADRs, and ADRs for Preferred Shares, generally will not be subject to United States federal income tax.

Taxation of Dividends

U.S. Holders

Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, you must include in your gross income the gross amount of any dividend paid by the Company out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes). If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Preferred Shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the shares or ADSs for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date and meet other holding period requirements. You must include any Colombian tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is ordinary income that you must include in income when you, in the case of Preferred Shares, or the Depository, in the case of ADRs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the pesos payments made, determined at the spot peso/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Preferred Shares or ADSs and thereafter as capital gain.

Subject to certain limitations, the Colombian tax withheld and paid over to Colombia will be creditable against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends subject to the maximum 15% rate.

Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be "passive income" or "financial services income" and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be "passive" or "general" income which, in each case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Non-U.S. Holders

If you are a non-U.S. holder, dividends paid to you in respect of Preferred Shares or ADSs will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you will generally be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Preferred Shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Preferred Shares or ADSs. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the property is held more than one year. The gain or loss will generally be income from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders

If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your Preferred Shares or ADSs unless:

     o the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

     o you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rates

We believe that Preferred Shares and ADSs should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

In general, if you are a U.S. holder, the Company will be a PFIC with respect to you if for any taxable year in which you held our ADSs or Preferred Shares:

     o at least 75% of our gross income for the taxable year is passive income, or

     o at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

If we are treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

     o any gain you realize on the sale or other disposition of your Preferred Shares or ADSs, and

     o any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the Preferred Shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the Preferred Shares or ADSs).

          Under these rules:

     o the gain or excess distribution will be allocated ratably over your holding period for the Preferred Shares or ADSs,

     o the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income,

     o the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

     o the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

If you own Preferred Shares or ADSs in a PFIC that are treated as marketable stock, you may also make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your Preferred Shares or ADSs at the end of the taxable year over your adjusted basis in your Preferred Shares or ADSs. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income and long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your Preferred Shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the Preferred Shares or ADSs will be adjusted to reflect any such income or loss amounts.

If you own Preferred Shares or ADSs during any year that the Company is a PFIC, you must file Internal Revenue Service Form 8621.

In addition, notwithstanding any election you make with regard to the shares or ADSs, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

     o dividend payments or other taxable distributions made to you within the United States, and

     o the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

     o    fails to provide an accurate taxpayer identification number,

     o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

     o in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

     o dividend payments made to you outside the United States by us or another non-United States payor and

     o other dividend payments and the payment of the proceeds from the sale of shares or ADSs effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

          o the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

               o an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

               o other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

          o    you otherwise establish an exemption.

Payment of the proceeds from the sale of shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares or ADSs that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     o the proceeds are transferred to an account maintained by you in the United States,

     o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares or ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

     o    a United States person,

     o    a controlled foreign corporation for United States tax purposes,

     o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     o    a foreign partnership, if at any time during its tax year:

          o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

          o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

Colombian Tax Considerations

In Colombia, dividends received by foreign companies or other foreign entities, non-resident individuals and successors of non-resident individuals are subject to income taxes.

Pursuant to the International Investment Statute, the Preferred Shares deposited under the Deposit Agreement constitute a foreign institutional capital investment fund. Under Article 18-1 of the Estatuto Tributario, Decree 624 of 1989, as amended (the "Fiscal Statute"), dividends paid to foreign institutional capital investment funds are not subject to Colombian income, withholding, remittance or other taxes, provided that such dividends are paid in respect of previously taxed earnings of BC. Therefore, provided that distributions are made by BC to the holders of ADRs through the Depositary, all distributions by BC made on account of Preferred Shares to holders of ADRs evidencing ADSs who are not resident in Colombia, as defined below, will be exempt from Colombian income, withholding and remittance taxes, except in the case of distributions paid out of non-taxed earnings of BC, which would bear a 35% tax.

Dividends paid to a holder of Preferred Shares (as distinguished from the ADSs representing such Preferred Shares) who is not a resident of Colombia, as defined below, and who holds the Preferred Shares in his own name, rather than through another institutional or individual fund, will be subject to Colombian income taxes at a special rate of 7%. However, if such dividends do not correspond to BC's profits that have been taxed at the corporate level, the applicable rate is 35%. The remainder left after this 35% rate has been applied will be the new basis for the special flat income tax rate of 7% paid by the holder. In the event that a holder of ADRs who is not a resident of Colombia chooses to surrender its ADSs and withdraw the underlying Preferred Shares, dividends to such non-resident holder would be subject to withholding tax at the rates set forth in the preceding paragraph, unless such non-resident holder takes the necessary actions under Colombian law to hold such Preferred Shares through either an "institutional fund" or an "individual fund" under foreign investment regulations, in which case the holder of the Preferred Shares would receive the same preferential treatment as a holder of ADRs on dividends payable with respect to the Preferred Shares.

For purposes of Colombian taxation, an individual is a resident of Colombia if he or she is physically present within Colombia for more than six months during the calendar year or the six months are completed within that taxable period. For purposes of Colombian taxation, a legal entity is a resident of Colombia if it is organized under the laws of Colombia.

Foreign companies and individuals that are non-Colombian residents are required by law to file an income tax declaration in Colombia when dividends have been subject to withholding taxes. However, foreign institutional capital investment funds are not required under law to file an income tax declaration in Colombia.

In accordance with article 36-1 of the Fiscal Statute, earnings obtained by a non-resident of Colombia derived from stock trading are not subject to income, withholding, remittance or other taxes in Colombia when the stock is registered on the Colombian Stock Exchange and the transaction does not involve the sale of 10% or more of the company's outstanding stock by the same beneficiary. In all cases in which earnings derived from stock trading are subject to income and remittance taxes, the applicable rate for income tax will be 14% and the applicable rate for remittance tax will be 1% (after income tax). The filing of an income tax declaration is required in this case.


Other Tax Considerations

As of the date of this report, there is no income tax treaty and no inheritance or gift tax treaty in effect between Colombia and the United States. Transfers of ADSs or Preferred Shares from non-residents to residents or non-residents of Colombia by gift or inheritance are not subject to Colombian gift or inheritance taxes. Transfers of ADSs or Preferred Shares by gift or inheritance from residents to residents or non-residents of Colombia will be subject to Colombian gift or inheritance tax at a flat rate of 35% of the unrealized appreciation in the value of the Preferred Shares transferred. There are no Colombian stamp, issue, registration, transfer or similar taxes or duties payable by holders of Preferred Shares or ADSs.

II.  Exhibits

          1.   English translation of BC's by-laws (estatutos) (included as
               Exhibit 1 to BC's Form \20-F for fiscal year 2003).

          2. Form of Deposit Agreement among BC, The Bank of New York, as Depositary of the Preferred Shares, and the holders and beneficial owners from time to time of American Depositary Receipts (included as Exhibit A to BC's Registration Statement on Form F-6 (No. 33-93992)).

          3. Draft Share Certificate for Preferred Shares of BC, together with an English translation (included as Exhibit 4.1 to BC's Registration Statement on Form F-1 (No. 33-93724)).

          4. Form of American Depositary Receipt (included as Exhibit A to the form of Deposit Agreement filed as Exhibit A to BC's Registration Statement on Form F-6 (No. 33-93992)).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Exchange Act, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereto duly authorized.

                                            BANCOLOMBIA S.A.


                                            By: /s/ Jaime Alberto Velasquez
                                                --------------------------------
                                            [Jaime Alberto Velasquez]
                                            Vice President of Finance

Dated: June 16, 2005

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